Exhibit 5


                          [NCT Group, Inc. Letterhead]


                                               Mark Melnick, Esq.
                                               V.P., General Counsel & Secretary
                                               Telephone 203-226-4447, ext. 3572
                                               E-mail mmelnick@nctgroupinc.com


                                               June 10, 2004


NCT Group, Inc.
20 Ketchum Street
Westport, CT  06880


          Re:  NCT Group, Inc. Registration Statement on Form S-1
              (Pre-Effective Amendment No. 11); File No. 333-60574
               ---------------------------------------------------

Ladies and Gentlemen:

     In connection with the registration of 3,190,758 shares (the "Shares") of common stock of the Company, par value $0.01 per share ("Common Stock"), under the Securities Act of 1933, as amended (the "Act"), by NCT Group, Inc., a Delaware corporation (the "Company"), on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on May 9, 2001 (File No. 333-60574), as amended by Amendment No. 1 filed with the Commission on September 5, 2001, as amended by Amendment No. 2 filed with the Commission on November 7, 2001, as amended by Amendment No. 3 filed with the Commission on or about December 21, 2001, as amended by Amendment No. 4 filed with the Commission on January 30, 2002, as amended by Amendment No. 5 filed with the Commission on August 9, 2002, as amended by Amendment No. 6 filed with the Commission on October 31, 2002, as amended by Amendment No. 7 filed with the Commission on April 18, 2003, as amended by Amendment No. 8 filed with the Commission on September 16, 2003, as amended by Amendment No. 9 filed with the Commission on February 4, 2004, as amended by Amendment No. 10 filed with the Commission on May 7, 2004, as amended by Amendment No. 11 filed with the Commission on the date hereof (collectively, the "Registration Statement"), you have requested my opinion with respect to the matters set forth below.

     The Registration Statement discloses that all of the Shares are issued and outstanding on the date hereof.

     In my capacity as Vice President, General Counsel and Secretary of the Company in connection with such registration, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

     In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

     I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (the "DGCL"), including all applicable provisions of the Delaware Constitution and the reported decisional law thereunder, and I express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is my opinion that the Shares have been duly authorized and validly issued and have been fully paid and are non-assessable.

     I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me contained under the heading "Interests of Named Experts and Counsel."

                                               Very truly yours,




                                               /s/  Mark Melnick
                                               ------------------------
                                               Mark Melnick